Exhibit (a)(1)(D)
IRobot HOME SE9f%3^£%t Weed Help? EMAIL:optionexchangeSirobot.comWelcome to iRobot Stock Option Exchange Program (“Option Exchange Program”) website.Please enter your User Name and PasswordUser Name: [J j (N°t Case Sensitive}Password: i (Case Sensitive)
HOMELOG OUT SS9^%f%^>jhNeed Help? EMAIL:optionexchange&irobot.comfiffflfflfffHtffil N,M,I.IJ^.l,J,’J.IM. ¦dHWmffiMJjaaMUffigfliRobot Option Exchange ProgramWelcome to the Option Exchange Program websiteWe are pleased to announce that the iRobot Option Exchange Program has officially launched on April 30, 2009 and will remain open until 11:59 p.m., Eastern Time, on May 29, 2009, unless it is extended.

HOMELOG OUTfp9f%r%f%f*.Need Help? EMAIL:optionexchange@irobotcornn»mq mmxmmm\ mmmmm mELECTION FORM PURSUANT TO OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS DATED APRIL 30, 2009, AS AMENDED ON MAY 11, 2009 THIS OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON MAY 29, 2009, UNLESS THE OFFER IS EXTENDEDName :ADMIN USER Address : If you would like to tender one or more of your stock options identified below for exchange, check the “Yes” box under “Exchange Grant?” column for those particular options. If you do not want to tender one or more of your stock options for exchange, check the “No” box under the “Exchange Grant?” column for those particular options. If you do not clearly mark the “Yes” box with respect to a stock option, your election with respect to that option will default to “No” and such stock option will not be exchanged. You may not tender only a portion of a stock option

£ HOMELOG OUTgS9f%r%4ftrNeed Help? EMAIL:optionexchange@irobot,commmflEH^i E2SHGS3HD EES2EQS3I rfisEffbfrwfflREVIEW OF OPTION EXCHANGE ELECTION You have made the following election with respect to your stock options: Number of Shares Exercise Price Per of Common Stock Original Grant Date Option Number Share Underlying Option Exchange Grant?Is this information correct? E yes, click PROCEED TO CONFIRMATION to continue. E no, click RETURN TO PREVIOUS SCREEN

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AGREEMENT TO TERMS OF OPTION EXCHANGE PROGRAM

I understand and agree that I have the right to modify the elections I have made regarding my stock options until 11:59 p.m., Eastern Time, on May 29, 2009, unless the exchange offer is extended.

For each stock option that I elect to exchange for a new option in the Option Exchange Program, I understand and agree that:

- If the exercise price of any stock option that I chose to exchange is less than the greater of (1) $13.00 or (2) 40% of the above the 90-day average closing price of iRobot's common stock on the NASDAQ Global Market ("NASDAQ") for the business day on which iRobot's Option Exchange Program closes, then such stock option will not be deemed to be an Eligible Option as such term is defined in the Offer to Exchange Certain Outstanding Stock Options for New Options filed as an exhibit to the Tender Offer Statement on Schedule TO filed on April 30, 2009, as amended on May 11, 2009, with the Securities and Exchange Commission ("Offer to Exchange") and therefore will not be accepted by iRobot for exchange;
- Upon acceptance by iRobot, this election will constitute a binding agreement between iRobot and me;
- If I validly tender a stock option for exchange, and such stock option is accepted and cancelled, I will receive a new option exercisable for fewer shares of iRobot's common stock than the tendered stock option based upon the exchange ratios outlined in Section 8 of the Offer to Exchange;
- The exercise price of the new options will be equal to the closing price of iRobot common stock as reported by NASDAQ on the date the new options are granted;
- In general, subject to my continuing service to iRobot, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged stock option was exercisable as of the grant date of the new option, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged stock option was not exercisable as of the grant date of the new option, a like portion of the new option will become exercisable one year from the date(s) as of which the exchanged stock option would have become exercisable in accordance with its terms;
- All new options will be non-qualified stock options for federal income tax purposes,

AH new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged stock options; The new options will be granted under and subject to the provisions of iRobot’s 2005 Stock Option and Incentive Plan (“2005 Plan”), £Robot has advised me to consult with my own financial and tax advisors as to the consequences of participating or not participating in the Option Exchange Program, To remain eligible to tender stock options for exchange and cancellation pursuant to the Option Exchange Program, I must remain an Eligible Participant, as such term is defined in the Offer to Exchange, including being employed by iRobot in the United States on the date the new options are granted, and if I die or cease being employed by iRobot in the United States prior to the date the new options are granted, iRobot will not accept my tendered stock options for cancellation; I understand that neither the ability to participate in the Option Exchange Program nor actual participation in the Option Exchange Program will be construed as a right to continued employment with iRobot; In accordance with Sections 6 and 14 of the Offer to Exchange, iRobot may terminate, modify or amend the Offer to Exchange and postpone its acceptance and cancellation of any stock option that I have tendered for exchange. In any such event, I understand that the stock option tendered for exchange but not accepted will remain in effect with their current terms and conditions. In particular, I understand that if the proposal regarding the amendment to the 2005 Plan and the Option Exchange Program is not approved by iRobot’s stockholders at the Annual Meeting of Stockholders scheduled for May 28, 2009, iRobot will terminate the Option Exchange Program and will not be able to accept any of the stock options that may have been tendered; This election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my stock options at any time until the Option Exchange Program expires as described in the Instructions to this Election Form. I understand that this decision to tender my stock options will be irrevocable at 11:59 p.m., Eastern Time, on May 29,2009, unless the Option Exchange Program is extended, I sell, assign and transfer to iRobot all right, title and interest in and to all of the Eligible Options that I am tendering, and I agree that I shall have no further right or entitlement to purchase any shares of iRobot’s common stock under the tendered Eligible Options on the date iRobot accepts those option grants for exchange and cancellation. All of my obligations under this election form will be binding upon rny heirs, personal representatives, successors and assigns; and

I agree to all of the terms and conditions of the Option Exchange Program.For each stock option that I elect not to exchange in the Option Exchange Program, I understand and agree that I will keep such stock option, that I will not receive any new options in exchange for such stock option in the Option Exchange Program and that no changes will be made to the terms of such stock option.RETURN TO RREVIOUS SCREEN IAGREE
Mp9d’%f%g’%FNeed Help? EMAIL:optionexchange@irobot,cornFJIIfflfflSlBlffll! IBlEfffflliHgWIffn1 IdBBIffflffiffli IAB!ffJ!lJBBSff!ffliPRINT CONFIRMATION Name :ADMIN USER Address :Date and Time :5/8/2009 2:38:37 PM EDTYour selection has been recorded as follows: PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an emailed “Confirmation of Election” within one business day after your submission. If you do not receive a confirmation email within one business day after your submission, please forward a copy of your printed Electronic Confirmation Statement via email to option-exchange @irobot, com.

Home Print Confirmation DateOS/08/2009 02:39:11 PM EDT nD=rADMIN USER Your selection has been recorded as follows: If you nave submitted your election electronically, we strongly encourage you to print this page and keep it for your records.
i Have you printed the Confirmation Page? If notj select “No” and then “Yes” on the next screen. Then, print this page by either pressing CTRL+P on the keyboard or select the Print option from your browser’s File Menu.Yes No

HOME (0600) IRobot Need Help? EMAIL:optionexchange@irobot.com Administration Change Password Election info Make An Election To change your password, enter your User Name, Old Password., New Password, Re-enter New Password and Click on the Update button, The password has a maximum limit of 9 characters and it can be a combination of letters and/or digits only, Enter User Name: Enter Old Password: Enter New Password: Re-enter New Password:
HOMELOGOUT tE9f%JnfllrNeed Help? EMAIL:optionexchangeiSnrobot,corn Election Information Click on link below to view detailed information regarding the Option Exchange Program.OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS